Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:
Bill Horning / Kosta Karmaniolas
925.658.6193 / 925.658.6137

THE PMI GROUP, INC. REPORTS

SECOND QUARTER 2010 FINANCIAL RESULTS

•       The PMI Group, Inc. (the “Company”) reported a loss from continuing operations in the second quarter of 2010 of $150.6 million, or $1.11 per share.

•       Second quarter results included a $31.0 million loss (after tax), or $0.23 per share, as a result of the increase in the fair value of certain corporate debt obligations due to improving credit spreads.

•       U.S. Mortgage Insurance’s primary loans in default declined to 138,431 as of June 30, 2010 from 147,248 as of March 31, 2010 due to lower levels of new notices of default, an increase in the number of primary claims paid and continued high levels of cures.

•       Consolidated reserves for losses and loss adjustment expenses at June 30, 2010 declined to $3.1 billion compared to $3.3 billion at March 31, 2010 due to higher paid claims and a decline in the delinquent inventory.

•       With the completion of the capital raise in April 2010, PMI Mortgage Insurance Co. (“MIC”) ended the second quarter of 2010 with excess minimum policyholders’ position of approximately $415.5 million and a risk to capital ratio of approximately 15.8 to 1.

•       The Company had consolidated cash and cash equivalents and investments of $3.4 billion and total assets in captive trust accounts of approximately $900.2 million at June 30, 2010.

Walnut Creek, CA, July 29, 2010 - The PMI Group, Inc. (NYSE: PMI) today reported a loss from continuing operations for the second quarter of 2010 of $150.6 million, or $1.11 per basic and diluted1 share, compared with a loss from continuing operations of $222.6 million, or $2.71 per basic and diluted1 share, for the same period one year ago. The reduced loss in the second quarter of 2010 was primarily due to lower losses and loss adjustment expenses.

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Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The PMI Group, Inc. Second Quarter Results

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations	$(150,560)	$(222,627)
Income from discontinued operations, net of income taxes*	—	7

Net loss	$(150,560)	$(222,620)

Diluted loss from continuing operations per share	$(1.11)	$(2.71)
Diluted income from discontinued operations per share*	—	—

Diluted net loss per share	$(1.11)	$(2.71)

*	Includes the 2009 results of former subsidiaries PMI Australia, PMI Asia and PMI Guaranty.

The PMI Group, Inc. Year-to-Date Results

	Six Months Ended June 30,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations	$(307,547)	$(337,888)
Loss from discontinued operations, net of income taxes*	—	(23)

Net loss	$(307,547)	$(337,911)

Diluted loss from continuing operations per share	$(2.81)	$(4.12)
Diluted income from discontinued operations per share*	—	—

Diluted net loss per share	$(2.81)	$(4.12)

*	Includes the 2009 results of former subsidiaries PMI Australia, PMI Asia and PMI Guaranty.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $115.6 million in the second quarter of 2010 compared to a net loss of $175.8 million in the second quarter of 2009. The loss in the second quarter of 2010 was due primarily to lower premiums earned and losses and loss adjustment expenses (“LAE”).

Total revenues were $172.0 million in the second quarter of 2010 compared to $230.8 million in the second quarter of 2009. The decrease in the second quarter of 2010 was primarily related to lower new insurance written and a decrease in primary insurance in force from $120.2 billion at June 30, 2009 to $107.6 billion at June 30, 2010.

U.S. Mortgage Insurance Operations’ losses and LAE were $321.1 million in the second quarter of 2010 compared to $476.8 million in the second quarter of 2009. A decline in default inventory, partially offset by higher claims paid, drove the decline in losses and LAE in the second quarter of 2010.

Rescission and claim denial of delinquent risk in force totaled $150.0 million in the second quarter of 2010. Due to lower than expected rescission and claim denial activity in the first half of 2010, the Company reduced its estimate of future rescissions during the second quarter of 2010 which resulted in higher losses and LAE.

U.S. Mortgage Insurance Operations’ loss reserves, gross of reinsurance recoverables, totaled $3.1 billion at June 30, 2010 compared to $3.3 billion at March 31, 2010.

Reserves for losses and LAE, including reinsurance recoverables, for primary insurance decreased by $28.1 million from March 31, 2010 to $2.9 billion at June 30, 2010. The decrease in primary insurance reserves for losses and LAE was primarily due to lower primary loans in default and reductions in loss reserves related to the payment of claims. Reserves for losses and LAE for pool insurance decreased by $147.7 million from March 31, 2010 to $162.7 million at June 30, 2010. The decrease in pool insurance loss reserves was due primarily higher pool claims paid in the second quarter of 2010 and the continued reduction in pool risk in force due to restructurings.

The number of primary loans in default decreased to 138,431 as of June 30, 2010 from 147,248 as of March 31, 2010 but was higher compared to 126,431 as of June 30, 2009. New notices of default received in the second quarter of 2010 totaled 28,597 compared to 34,268 in the first quarter of 2010 and 38,007 in the second quarter of 2009. As a percentage of primary policies in force (which has declined), the default rate was 20.78% at June 30, 2010 compared to 21.53% at March 31, 2010 and 16.96% at June 30, 2009.

The total number of pool loans in default decreased to 17,640 at June 30, 2010 from 25,336 at March 31, 2010 and 52,717 at June 30, 2009. The decline in the second quarter of 2010 compared to the prior quarter and the year ago period was due primarily to the completion of certain modified pool restructurings.

PMI’s Homeownership Preservation Initiatives (HPI) enabled 11,491 borrowers, representing $542.4 million of risk in force, to retain their homes through loan modifications and payment plans in the second quarter of 2010. As of June 30, 2010, approximately 18,079 loans insured by PMI were in a HAMP trial period compared to 27,303 loans as of March 31, 2010. In addition, HPI enabled 2,926 homeowners in the second quarter of 2010 to avoid foreclosure through alternatives such as short sales.

International Operations

International Operations, which include PMI Europe and PMI Canada, had net income from continuing operations for the second quarter of 2010 of $4.6 million compared to a net loss from continuing operations of $13.4 million in the second quarter of 2009. PMI Europe’s risk in force declined to $1.9 billion as of June 30, 2010 compared to $2.1 billion at March 31, 2010 and $6.8 billion at June 30, 2009.

Corporate and Other

The Corporate and Other segment had a net loss of $39.5 million in the second quarter of 2010 compared to a net loss of $33.4 million in the second quarter of 2009. The results for the second quarter of 2010 include a loss (representing an increase in fair market value) of $47.7 million (pre-tax) related to the fair value measurement of certain corporate debt obligations.

Capital and Liquidity Information as of June 30, 2010

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments of $3.4 billion and total shareholders’ equity of $954.3 million.

•	At the holding company level, The PMI Group, Inc. had available cash and cash equivalents and investments of $94.7 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.6 billion and total assets in captive trust accounts of approximately $900.2 million.

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During the second quarter of 2010, MIC restructured certain modified pool policies resulting in the acceleration of $56.8 million in payments to the counterparty and the elimination of the remaining $72.7 million of risk in force under the policies. Notwithstanding the elimination of the risk in force, MIC retained the contractual right to a future cash flow steam, with an estimated initial fair value of approximately $15.9 million. The amount of the payments to the counterparty, net of the fair value of the cash flow stream or $40.9 million, was reflected in second quarter 2010 losses and LAE.

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MIC’s policyholders’ position exceeded the minimum policyholders’ position required by capital adequacy requirements by approximately $415.5 million and its risk to capital was approximately 15.8 to 1.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

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Potential significant future losses as a result of a variety of factors that are outside our control and difficult to predict. Among other factors affecting future losses and that could cause losses to increase more rapidly or to higher levels than expected are the following:

•	Future economic conditions, including unemployment rates, interest rates and home prices.

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The level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans) and the claim severity within MIC’s mortgage insurance portfolio.

•	The level of future rescissions and claim denials and future reversals of rescissions and claim denials;

•	The timing of future claims paid; and

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

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Even with our improved capital position following our recent capital raise, increased losses or an acceleration of expected losses could cause PMI to be out of compliance with applicable regulatory requirements and could require MIC to cease writing new business in the future;

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In sixteen states, so long as a mortgage insurer does not meet a required minimum policyholders’ position or exceeds a maximum permitted risk-to-capital ratio (generally 25 to 1), it may be prohibited from writing new business. In some states, including Arizona, MIC’s state of domicile, the applicable regulator has discretion as to whether the mortgage insurer may continue to write new business.

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In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we have a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary, PMI Mortgage Assurance Co. There can be no assurance that we will be able to effectuate this plan.

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Our expectation that, because our loss reserves are not intended to be an estimate of total future losses, our ultimate actual losses will be higher than, and could substantially exceed, our loss reserve estimates;

•	The risk that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	The limitations we have placed on new business writings and certain mortgage and private mortgage insurance market conditions, which have negatively impacted the private mortgage insurance industry;

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The potential litigation risk associated with our rescission activity and, in the event that we are unsuccessful in defending our rescission decisions, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

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The risk that we overestimate the number of loans that ultimately cure as a result of loan modifications, which management factors in when establishing loss reserve estimates, and which could result in loss reserves that are insufficient to cover our losses on existing delinquent loans;

•	The aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

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The performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A quality loans, and adjustable rate and interest-only loans, which have resulted in increased losses in prior periods and are expected to result in further losses;

•	The risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

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The risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility;

•	Further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	Heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	Potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•	The potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

•	Volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis;

•	Heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and the Company and MIC; and

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Potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no obligation to update forward-looking statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$144,290	$169,724	$304,366	$354,570

Revenues
Premiums earned	$149,651	$181,600	$311,216	$369,694
Net gain from credit default swaps	462	7,003	2,180	14,759
Net investment income	23,861	29,116	50,549	63,721
Net realized investment gains	397	23,392	7,830	17,341
Change in fair value of certain debt instruments	(47,687)	(39,079)	(88,500)	(20,603)
Other income	2,222	131	2,228	2,315

Total revenues	128,906	202,163	285,503	447,227

Losses and expenses
Losses and loss adjustment expenses	320,489	480,841	671,314	863,788
Amortization of deferred policy acquisition costs	4,163	3,753	8,039	7,098
Other underwriting and operating expenses	27,907	39,752	61,766	79,773
Interest expense	12,247	11,731	21,770	23,583

Total losses and expenses	364,806	536,077	762,889	974,242

Loss before equity in losses from unconsolidated subsidiaries and income taxes	(235,900)	(333,914)	(477,386)	(527,015)
Equity in losses from unconsolidated subsidiaries	(3,917)	(1,392)	(8,327)	(3,838)

Loss from continuing operations before income taxes	(239,817)	(335,306)	(485,713)	(530,853)
Income tax benefit from continuing operations	(89,257)	(112,679)	(178,166)	(192,965)

Loss from continuing operations	(150,560)	(222,627)	(307,547)	(337,888)
Income (loss) from discontinued operations, net of taxes	—	7	—	(23)

Net loss	$(150,560)	$(222,620)	$(307,547)	$(337,911)

Diluted loss from continuing operations per share	$(1.11)	$(2.71)	$(2.81)	$(4.12)
Diluted income from discontinued operations per share	—	—	—	—

Diluted net loss per share	$(1.11)	$(2.71)	$(2.81)	$(4.12)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,378,959	$2,572,533	$2,375,877
Cash and cash equivalents	1,021,841	686,891	1,264,971
Investments in unconsolidated subsidiaries	132,670	139,775	147,335
Reinsurance recoverables	613,646	703,550	602,318
Deferred policy acquisition costs	44,519	41,289	40,718
Property, equipment and software, net of accumulated depreciation and amortization	93,050	101,893	113,549
Deferred tax assets	282,768	175,585	220,521
Other assets	365,656	220,001	181,031

Total assets	$4,933,109	$4,641,517	$4,946,320

Liabilities
Reserve for losses and loss adjustment expenses	$3,112,942	$3,253,820	$3,235,372
Unearned premiums	63,508	72,089	95,741
Debt	588,043	389,991	427,116
Other liabilities	214,326	198,530	208,098

Total liabilities	3,978,819	3,914,430	3,966,327
Shareholders’ equity	954,290	727,087	979,993

Total liabilities and shareholders’ equity	$4,933,109	$4,641,517	$4,946,320

Basic shares issued and outstanding	160,776	82,580	82,339

Book value per share	$5.94	$8.80	$11.90

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Note: Please refer to The PMI Group, Inc. Second Quarter 2010 Financial Supplement for additional information.